Exhibit 10.1

Susquehanna Bancshares, Inc.

Supplemental Executive Retirement Plan

(Amended and Restated, effective as of January 1, 2012)

ARTICLE I. ESTABLISHMENT AND PURPOSE

1.	Establishment. The Company hereby adopts this Amendment and Restatement of the Susquehanna Bancshares, Inc. Supplemental Executive Retirement Plan (which was previously amended and restated as of January 1, 2009) (the “Plan”) so as to continue and to enhance the supplemental retirement benefits available to the Company’s key executives identified by the Committee.

2.	Restatement Concept. The benefit provided for under the Plan as herein amended and restated, in general, establishes a bookkeeping account (a “Plan Account,” as defined below) for each Participant (other than those Participants whose benefits continued to be determined under the Plan as in effect prior to this Amendment and Restatement) effective as of January 1, 2012 that is equal to the actuarial present value of the Participant’s accrued benefit under the Plan as in effect as of December 31, 2011, and increases the balance of that Plan Account as provided for herein.

3.	Purpose. The principal purposes of the Plan are to provide those of its key executives identified by the Committee with appropriate levels of retirement benefits, consistent with the programs offered by similar employers, in order to enable the Company to recruit and retain officers and executives who are critical to the continued success of the Company.

ARTICLE II. DEFINITIONS

1.	Actuarial Equivalence. Mortality shall be determined by reference to the RP-2000 table for annuitants as defined in Treasury Regulation Section 417(e) including projected mortality improvements, with a blend of 50% male/50% female rates, and using an annual interest rate equal to 6%. This table shall be updated for mortality improvement annually as provided for under Treasury Regulations promulgated pursuant to Section 417(e) of the Code Notwithstanding the foregoing, the Committee shall review these actuarial assumptions from time to time and may modify them, at the Committee’s discretion, as the Committee deems necessary or appropriate without it being deemed a decrease in the accrued benefit.

2.	Annual Earnings Credit. “Annual Earnings Credit” means a designated percentage, as noted below, of the Participant’s calendar year Earnings while employed by the Company minus Company paid contributions/credits to any other qualified or nonqualified pension or defined contribution plans during the calendar year for such Participant. Such designated percentage shall be:

(a)	Tier 1 - 13% for those designated as Tier 1 by the Committee

(b)	Tier 2 - 10% for those designated as Tier 2 by the Committee.

New participants shall be deemed to be Tier 2 if not otherwise designated.

Earnings prior to any hire date or acquisition date are ignored (for example, Tower Bancorp earnings prior to the February 17, 2011 acquisition are ignored for purposes of determining the Annual Earnings Credit). Earnings paid after Separation from Service are also ignored unless specifically provided for in a Participant’s employment or other agreement or by the Committee. If Annual Earnings Credit is provided for on the basis of earnings paid after Separation from Service, the amount of such credit shall be added to the Participant’s Plan Account as of the date of his or her Separation from Service notwithstanding the fact that such post Separation from Service payments have not yet been made, except to the extent a contrary rule is expressly provided in the relevant employment or other agreement.

Annual Earnings Credits are credited to Plan Accounts of active Participants on December 31 of each calendar year who have worked at least 1,000 hours during the year. No Annual Earnings Credits are earned for Participants who are not active on December 31 or who have worked less than 1, 000 hours in the calendar year, unless the Participant has deceased or had reached Normal Retirement Age or Early Retirement Age. Active Participants who decease while employed or have reached Normal Retirement Age or Early Retirement Age upon Separation from Service (other than for Cause) prior to December 31, shall be eligible for an Annual Earnings Credit based on earnings for hours worked while employed by the Company. To the extent expressly provided for under the terms of a Participant’s employment agreement, additional Annual Earnings Credits may also be added to a Participant’s Plan Account during active employment or after Separation from Service.

For purposes of determining the Company 401(k) matching contributions, it is assumed the Participant qualifies for the maximum tax-qualified Company match subject to IRS limits, whether or not the Participant actually contributes to the 401(k) plan.

Participant paid contributions to qualified or nonqualified plans are not reflected in the above calculations, and are not used to offset Earnings Credits.

3.	Annual Interest Credits. Annual Interest Credits means an amount determined by multiplying the balance of a Participant’s Plan Account, determined as of the first day of the calendar year, by the Annual Interest Credit Rate determined in effect for such calendar year and added to such Participant’s Plan Account at the end of such calendar year. The Annual Interest Credit shall be determined using an annual interest rate based on a fixed income bond yield deemed appropriate by the Committee each year, at its discretion. For the 2012 calendar year and until such time as changed by the Committee, this shall be the average of Barclays US Credit Index and Barclays Long Credit Index as of the first business day of the calendar year Annual Interest Credits are provided. The rate will change each calendar year based on changes to the bond indices noted above as of the first business day of the calendar year. The rate can be a maximum of 8% per annum.

Annual Interest Credits are credited to Plan Accounts of Participants on December 31 of each calendar year. Participants who decease before their Annuity Starting Date, or have reached Normal Retirement Age or Early Retirement Age prior to December 31, shall be eligible for a prorata Annual Interest Credit until the Annuity Starting Date. Annual Interest Credits are not credited to a Participant’s Plan Account after the Participant (or the Participant’s beneficiary, as the case may be) has commenced receiving benefits under the Plan.

4.	Annuity Starting Date. For participants who have attained their Normal Retirement Age or Early Retirement Age, the first day of the month coincident with or next following the date that is thirty (30) days after the Participant separation from service (as that term is defined in Treasury Regulation 1.409A-1(h)). For vested Participants who have separated from service (and vested Participants who have ceased to be active employees by reason of a Disability), but have not attained Normal Retirement Age or Early Retirement Age as of the date such Participant has separated from service, the Annuity Starting Date shall occur on the first day of the month coincident with or next following the date that is 30 days following the date the Participant attains either his or her Early Retirement Age or, if the Participant does not become eligible for Early Retirement, his or her Normal Retirement Age. For these purposes, Normal Retirement Age is age 65 (without any requirement regarding years of participation in the Plan). Notwithstanding the preceding, benefits payable as a lump sum following the death of a Participant shall be paid as soon as reasonably practicable following the Participant’s death.

5.	Board. “Board” means the Board of Directors of the Company.

6.	Cause. “Cause” means conduct by the Participant reasonably likely to cause material harm to the Company that consists of proven gross negligence, wanton or willful disregard of duties, acts of fraud, embezzlement, theft or the commission of a felony in the course of his employment or service, as determined by the Board or Committee after full consideration of the facts presented on behalf of both the Company and the Participant.

7.	Change of Control. The term “Change of Control” shall have the same meaning as is set forth in the Susquehanna Bancshares, Inc. Key Employee Severance Pay Plan, as that may be amended from time to time.

8.	Code. “Code” means the Internal Revenue Code of 1986, as amended.

9.	Committee. “Committee” means the compensation committee of the Board, or such other committee or person designated by the Board to serve as the Committee for purposes of the Plan.

10.	Company. “Company” means Susquehanna Bancshares, Inc., a Pennsylvania corporation, its subsidiaries and affiliates; provided, however, that, where necessary by the context in which the term is used, Company shall refer to Susquehanna Bancshares, Inc.

11.	Disabled and Disability. A Participant shall be considered to be “Disabled” or to have terminated employment by reason of “Disability” if the Participant ceases to be actively employed and is treated as on leave due to long-term disability. For these purposes, the determination of Disabled and Disability shall be based on the Participant’s eligibility for long-term disability benefits under the Company’s applicable long-term disability plan, if any, and otherwise shall be considered to be Disabled if eligible for Social Security disability benefits.

12.	Early Retirement. Age 55 with 15 years of service and at least 5 years of participation in this Plan.

13.	Earnings. “Earnings” means base pay plus performance bonuses, but excludes special compensation such as long-term incentive compensation (LTI), commissions, allowances and other extraordinary remuneration unless specifically authorized by the Committee. Any amounts deferred by the Participant’s election under a nonqualified deferred compensation plan or under a 401(k) plan sponsored by the Company, or any amounts used to pay for welfare benefits on a pre-tax basis pursuant to a Section 125 plan sponsored by the Company shall be included in the Participant’s Earnings.

14.	ERISA. “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor act thereto.

15.	Married. A Participant is “Married” if the Participant and the Participant’s spouse are in a relationship that is recognized as a legal marriage between a man and a woman recognized under applicable state law; provided, however, that this definition of Married shall be automatically modified to the extent required to avoid violation of any applicable law, such as a law prohibiting certain forms of discrimination.

16.	Normal Retirement Age. “Normal Retirement Age” shall mean the later of age 65 and the 5th anniversary of Plan participation.

17.	One-Time Addition. A “One-Time Addition” means the amount determined by the Committee for select Participants and which is added to such Participants’ Plan Accounts as described in written records maintained by the Committee.

18.	Participant. “Participant” means an eligible executive employee of the Company selected to receive benefits under the Plan as provided in Article III of this Plan.

19.	Plan Account. “Plan Account” means an account established and maintained for each Participant as a bookkeeping account to track the value of each Participant’ accrued benefit under the Plan. Each Participant’s Plan Account shall be equal to the Plan Account valued as of December 31, 2011 under the terms of the Plan prior to its amendment and restatement effective January 1, 2012 (if the Participant participated in the Plan as of that date), plus One-Time Additions (treated as added immediately after the establishment of the Plan Account as of January 1, 2012), if any, plus Annual Interest Credits plus Annual Earnings Credits plus any other adjustments deemed appropriate by the Committee.

20.	Predecessor Plan. Susquehanna Bancshares, Inc. Supplemental Executive Retirement Plan as Amended and Restated Effective January 1, 2009 and Executed on December 8, 2008.

21.	Separation from Service. “Separation from Service” means any termination of employment that is properly characterized as a “separation from service” as that term is defined in Treasury Regulation Section 1.409(A)-1(h).

22.	Specified Employee. “Specified Employee” means any employee who is a “specified employee” as that term is defined in Treasury Regulation Section 1.409A-1(i).

23.	Special Provisions. “Special Provisions” means the schedule attached hereto as Attachment 1, as that may be amended from time to time

24.	Top Hat Plan. “Top Hat Plan” means a nonqualified, unfunded plan maintained primarily to provide deferred compensation benefits to a Participant who falls within a select group of “management or highly compensated employees” within the meaning of Section 201, 301 and 401 of ERISA.

25.	Year of Service. “Year of Service” shall mean each consecutive twelve month period of employment with the Company determined on an elapsed time method, measured from date of hire until date employment is terminated.

ARTICLE III. PARTICIPATION

1.	Participation. The Committee, or such person or entity designated by the Committee, acting in its discretion, may designate any eligible employee as a Participant under this Plan, and may designate any conditions applicable to any such Participant. Such designation shall be in writing and shall be effective as of the date contained therein. Only those eligible employees who are so designated as eligible to participate as Participants in the Plan shall be eligible for benefits hereunder. Participation in the Plan is terminable by the Committee, in its discretion, upon written notice to the Participant, and termination shall be effective as of the date contained therein, but in no event earlier than the date of such notice, provided that no such termination shall in any material manner reduce or adversely affect any Participant’s rights to vested benefits hereunder without the consent of the Participant.

ARTICLE IV. AMOUNT, FORM, AND

PAYMENT OF SUPPLEMENTAL BENEFIT

1.	Normal Retirement Benefit. Subject to the terms of this Plan, a Participant who retires from employment shall be entitled to an annuity benefit hereunder equal to the Actuarial Equivalent of such Participant’s Plan Account balance as of the Annuity Starting Date.

2.	Form of Benefit. The benefit payable to a Participant shall be paid as soon as practicable following the Participant’s Separation from Service in the form of a life annuity payable monthly to the participant, subject to any express terms and conditions set forth in the Plan or in the Schedule of Retirement Benefits.

3.	Optional Forms: The following benefits are available at the Participant’s election:

(a)	Single Life Annuity. This is an annuity payable monthly for the life of the Participant commencing as of the Annuity Starting Date.

(b)	Joint and Survivor Annuity. This is an annuity payable monthly for the life of the Participant commencing as of the Annuity Starting Date and payable to the Participant’s spouse, in the event the spouse survives the Participant, in an amount equal to 50%, 75% or 100% of the amount that was payable to the Participant during the Participant’s lifetime.

(c)	Period Certain Annuity. This is an annuity payable monthly for the life of the Participant commencing as of the Annuity Starting Date, but payable to the Participant’s designated beneficiary for a specified period of five (5), ten (10), fifteen (15) or twenty (20) years should the Participant die prior to the end of such specified period of years.

(d)	Default. If no election is made by a Participant, a Married Participant shall receive a 100% Joint and Survivor Annuity, and a Participant who is not Married shall receive a Single Life Annuity.

Each of the forms of benefit set forth in this Section 3 of Article IV are intended to be life annuities as that term is used for purposes of Treasury Regulation Section 1.409A-2(b)(2)(ii), so that the provision of a choice among such annuities to Participants to be elected prior to the commencement of the benefit payments is permissible pursuant to applicable provisions of such Treasury Regulations.

4.	Death Benefit. In the event a Participant dies while still employed or in the event a Participant with a vested benefit under the Plan dies after his or her Separation from Service, but before his or her Annuity Starting Date, the Participant’s death benefit shall be distributed as follows:

(a)	If a Participant is Married and either actively employed immediately prior to the Participant’s death, or is on leave due to a condition that qualifies as a long-term Disability immediately prior to the Participant’s death, the Participant’s Plan Account shall be fully vested regardless of the other terms of the plan, including all Annual Earnings Credits and Annual Interest accruals through date of death and the Participant’s surviving spouse shall receive a benefit as though the Participant had elected a 100% joint and survivor annuity, commencing as of the Participant’s Annuity Starting Date, and immediately thereafter died. If a Participant with a vested benefit under the Plan has terminated employment, dies prior to his or her Annuity Starting Date and was Married immediately prior to the Participant’s death, the Participant’s spouse shall receive a benefit commencing as of the Participant’s Annuity Starting Date determined as though the Participant had elected a 100% joint and survivor annuity, commencing as of the Participant’s Annuity Starting Date, and immediately thereafter died.

(b)	If a Participant dies while still employed, is not Married immediately prior to his or her death, but has surviving children, the Participant’s Plan Account shall be deemed to be 50% vested (regardless of the other terms of the Plan), and the other 50% of the Participant’s Plan Account shall be deemed forfeited, and an amount equal to the vested portion of the Participant’s Plan Account shall be divided among and distributed to the Participant’s children as soon as practicable following the Participant’s death. If a Participant with a vested benefit under the Plan dies after his or her Separation from Service but prior to his or her Annuity Starting Date, and is not married immediately prior to his or her death, but has surviving children, the Participant’s Plan Account, to the extent vested under other terms of the Plan, shall be deemed to be vested as to 50% of the portion that was otherwise vested, and the other 50% of the Participant’s Plan Account that was otherwise vested shall be deemed forfeited, and an amount equal to the vested portion (determined under this paragraph) of the Participant’s Plan Account shall be divided among and distributed to the Participant’s children as soon as practicable following the Participant’s death.

(c)	If a Participant dies while still employed, is not Married immediately prior to his or her death and has no surviving children, the Participant’s Plan Account shall be deemed to be 50% vested (regardless of the other terms of the Plan), and the other 50% of the Participant’s Plan Account shall be deemed forfeited, and an amount equal to the vested portion of the Participant’s Plan Account shall be distributed to the Participant’s estate as soon as practicable following the Participant’s death. If a Participant with a vested benefit under the Plan dies after his or her Separation from Service but prior to his or her Annuity Starting Date, and is not married immediately prior to his or her death and has no surviving children, the Participant’s Plan Account, to the extent vested under other terms of the Plan, shall be deemed to be vested as to 50% of the portion that was otherwise vested, and the other 50% of the Participant’s Plan Account that was otherwise vested shall be deemed forfeited, and an amount equal to the vested portion (determined under this paragraph) of the Participant’s Plan Account shall be distributed to the Participant’s estate as soon as practicable following the Participant’s death.

5.	Disability. In the event a Participant has a Separation from Service by reason of Disability, the Participant’s Plan Account shall be 100% vested. The Participant shall be considered as continuing to be employed during the period the Participant is on leave and eligible for disability benefits, and shall be credited with Annual Earnings Credits as though the Participant were receiving Earnings equal to the Participant’s average annual earnings during the three full years preceding the Participant’s separation from active service due to Disability. All amounts attributable to Annual Earnings Credits made during the period the Participant is on leave due to Disability shall be forfeited in the event the Participant recovers from his or her Disability prior to his or her Annuity Starting Date but fails to return to employment with the Company for any reason. Notwithstanding the foregoing, the Committee may determine not to enforce this forfeiture if the Committee determines that it would be inappropriate to do so, at the Committee’s sole discretion.

6.	Change of Control.

(a)	Upon the occurrence of a Change of Control, all active Participants shall, notwithstanding any other provision of the Plan to the contrary, be fully vested in their benefit Plan Accounts; provided, however, the forfeitures called for under Section 4 of this Article IV (on death of the Participant) shall continue to apply.

7.	Vesting. Each Participant shall, except to the extent expressly provided in the Plan, be vested in his or her Plan Account as follows:

(a)	The Plan Account of a Participant who has less than three years of participation in the Plan or the Predecessor Plan shall have a 0% vested interest in such Plan Account;

(b)

A Participant who has participated in the Plan or the Predecessor Plan for three or more years (meaning the Participant has been continuously employed for three or more years commencing as of the date the Participant first became a Participant) shall have a fully vested interest in the portion of his or her Plan Account attributable to amounts credited as of a date that is two or more years prior to the date of the vesting determination (meaning, after the three year vesting period, the Participant would forfeit the last two full calendar years of Annual Earnings Credits and Annual Interest Credits as credited to their Plan Account on December 31st of those years, plus any partial calendar year accrual in the year of termination if the participant is eligible for a partial accrual. The year of termination is included as one of the last two full calendar years subject to forfeiture if the Participant’s last day of employment is December 31st of that termination year); provided, however, that:

(i)	At death, amounts are vested according to the terms noted in this Section 7 of Article IV, provided, however, that the two year delay in vesting for Annual Earning and Annual Interest Credits is waived; and provided, further, that the specific forfeitures provided for in Section 4 of Article IV shall continue to apply.

(ii)	At Normal Retirement Age, all Plan Account amounts are fully vested and the two year delay in vesting for Annual Earning and Annual Interest Credits is waived.

(iii)	This Section 7(b) of Article IV shall not apply to amounts credited as One-Time Additions and amounts accrued and vested through December 31, 2011 under the Predecessor Plan.

(c)

A Participant who has participated in the Plan for three or more years shall be vested with respect to the portion of such Participant’s Plan Account attributable to the amount, if any, credited to such Participant’s Plan Account as a One-Time Addition, by multiplying that portion of the Plan Account by a fraction, the numerator of which is the number of full months from the date such One-Time Addition was credited to the Participant’s Plan Account until the date of determination, and the denominator of which is the number of full months from the date such One-Time Addition was credited to the Participant’s Plan Account until the date the Participant will attain age 65; provided, however, that in no event shall the fraction be greater than 1.

(d)	In the event a Participant has terminated his or her employment with the Company and is later rehired, the Committee shall make a determination, at its sole discretion, as to the following matters:

(i)	Whether the rehired employee should be reinstated as an active Participant in the Plan, and, if so, on what specific terms and conditions; and

(ii)	In the event the Committee has determined to reinstate the Participant as an active Participant, the extent to which the Participant’s prior participation in the Plan is to be counted for purposes of the application of this Section 7 of Article IV.

Nothing in this Section 7 of Article IV shall be interpreted as prohibiting the Committee from establishing a more favorable vesting schedule or vested percentage for a Participant than would otherwise be applicable if the Committee determines that taking such action is appropriate in light of any relevant facts and circumstances, as determined at the Committee’s sole and absolute discretion.

8.	Forfeiture. At the time of a Participant’s Separation from Service with the Company, the Participant shall forfeit all rights to his or her Plan Account except to the extent such Plan Account is considered to be vested as of such date.

9.	Special Rules Regarding Distributions; Compliance With Code Section 409A. Notwithstanding anything to the contrary set forth in the Plan, no benefit under the Plan shall be distributed at a time or in a manner that will be treated as a violation of the distribution rules of Code Section 409A(a)(2) and no alternative form of payment shall be permitted to be made under the Plan if such alternative benefit form would violate any of the requirements of Code Section 409A(a)(3) or (4) relating to acceleration of benefits and changes in time and form of distribution (taking into account any regulations or other guidance issued by Treasury or the Internal Revenue Service with regard to these Code provisions as may be in effect from time to time). By way of example, and not in limitation of the foregoing, the following specific rules regarding distribution of Plan benefits shall be applicable:

(a)	No benefit under the Plan shall be distributed to any Participant who is a Specified Employee by reason of such Participant’s Separation from Service until the date that is six months following the date of the Participant’s Separation from Service as required pursuant to Code Section 409A(a)(2)(B)(i); and

(b)	No distribution to any Participant of any benefit under the Plan shall be made prior to the date of such Participant’s Separation from Service to the extent such a payment would constitute an acceleration of payment in violation of Code Section 409A(a)(3).

Any benefits to a Specified Employee that are delayed six months due to Code Section 409A(a)(2)(B)(i) shall be paid in arrears on month seven without interest.

ARTICLE V. ADMINISTRATION

1.	Authority of the Committee. This Plan shall be administered by the Committee. Subject to the provisions of the Plan, the Committee shall have the authority to make, amend, interpret, and enforce all appropriate rules and regulations for the administration of this Plan and to decide or resolve any and all questions, including interpretations of this Plan, as may arise in connection with this Plan. Notwithstanding the foregoing, the Company shall act as the plan administrator for purposes of any filings with any governmental entity or in the event claims for benefits are made by any Participant.

2.	Agents. In the administration of this Plan, the Committee may, from time to time, employ agents and delegate to such agents such administrative duties as it deems advisable and allowable under the terms of the Plan.

3.	Decisions Binding. The decision or action of the Committee with respect to any question arising out of or in connection with the administration, interpretation, and application of this Plan and any rules or guidelines made in connection with this Plan shall be final and conclusive, and shall be binding upon all persons and entities having any interest in this Plan.

4.	Indemnity of the Committee and its Delegatees. The Company shall indemnify and hold harmless the Committee and its individual members, and any other individual employees of the Company to whom the Committee has delegated its responsibilities, against any and all claims, loss, damage, expense, or liability arising from any action or failure to act with respect to this Plan.

5.	Cost of Administration. The Company shall bear all expenses of administration of this Plan.

6.	Claims.

(a)	A Participant or a Participant’s beneficiary for benefits under the Plan may file a written claim for benefits under the Plan with the Committee, if he or she believes that he is entitled to receive benefits under the Plan but is not receiving benefits under the Plan or if he is receiving benefits under the Plan, but disputes the amount and/or form of benefits received. Such written claim for benefits shall set forth the nature of the claim and/or dispute, and set forth all facts and circumstances which are relevant to the claim.

(b)	If, pursuant to the provisions of the Plan, the Committee denies the claim of the Participant or the Participant’s beneficiary for benefits under the Plan, the Committee shall provide written notice, within ninety (90) days after receipt of the claim, setting forth in a manner calculated to be understood by the claimant:

(i)	the specific reasons for such denial;

(ii)	the specific reference to the Plan provisions on which the denial is based;

(iii)	a description of any additional material or information necessary to perfect the claim and an explanation of why such material or information is needed; and

(iv)	an explanation of the Plan’s claim review procedure and the time limitations of this subsection applicable thereto.

(c)	The Participant or the Participant’s beneficiary whose claim for benefit has been denied may request review by the Committee of the denied claim by notifying the Committee in writing within sixty (60) days after receipt of the notification of claim denial. As part of said review procedure, the claimant or the claimant’s authorized representative may review pertinent documents and submit issues and comments to the Committee in writing. The Committee shall render its decision to the claimant in writing in a manner calculated to be understood by the claimant not later than sixty (60) days after receipt of the request for review, unless special circumstances require an extension of time, in which case decision shall be rendered as soon after the sixty-day period as possible, but not later than one hundred and twenty (120) days after receipt of the request for review. The decision on review shall state the specific reasons therefor and the specific Plan reference on which it is based.

ARTICLE VI. AMENDMENT AND TERMINATION

1.	The Company hereby reserves the right to amend, modify, or terminate the Plan (and the Schedule of Retirement Benefits) at any time, and from time to time, by action of a majority of the members of the Committee. Except as described below in this Article VI, no such amendment or termination shall in any material manner reduce or adversely affect any Participant’s rights to benefits hereunder without the consent of such Participant.

2.	The Committee may terminate the Plan and commence termination payout for all Participants, or remove certain employees as Participants, if it is determined by the United States Department of Labor or a court of competent jurisdiction that the Plan constitutes an employee pension benefit plan within the meaning of Section 3(2) of ERISA which is not exempt from the provisions of Parts 2, 3 and 4 of Title I of ERISA; provided, however, that if the Plan is terminated pursuant to this sentence, then each Participant shall be deemed to be fully vested in the benefits described in Article IV as of the date immediately preceding such termination and each Participant shall be paid his or her Plan Account in a single lump-sum in such manner as complies with the requirements of Code Section 409A and Treasury Regulations promulgated pursuant to Code Section 409A.

ARTICLE VII. MISCELLANEOUS

1.	Unfunded Plan. This Plan is intended to be a Top Hat Plan and therefore exempt from the provisions of Parts 2, 3, and 4 of Title I of ERISA. Such status shall not be adversely affected by the establishment of any trust pursuant to Paragraph 7.4 below.

2.	Unsecured General Creditor. Each Participant and his or her beneficiaries, heirs, successors, and assigns shall have no secured legal or equitable rights, interests, or claims in any property or assets of the Company, nor shall any such persons have any rights, interests or claims in any life insurance policies, annuity contracts, or the proceeds therefrom owned or which may be acquired by the Company. Except as provided in Paragraph 7.4, such policies, annuity contracts, or other assets of the Company shall not be held under any trust for the benefit of a Participant, his or her beneficiaries, heirs, successors or assigns, or held, in any way, as collateral security for the fulfilling of any obligations of the Company under this Plan. Any and all of the Company’s assets and policies shall be, and shall remain for purposes of this Plan, the general, unpledged, unrestricted assets of the Company. The Company’s obligation under this Plan shall be that of an unfunded and unsecured promise to pay money in the future.

3.	Trust Fund.

(a)	At its discretion, the Company may establish one or more grantor trusts, with such trustees as the Committee may approve, for the purpose of providing for the payment of benefits under this Plan. Such trust or trusts may be irrevocable, but the assets thereof shall be subject to the claims of the Company’s general creditors. To the extent any benefits provided under this Plan are actually paid from any such trust, the Company shall have no further obligation with respect thereto, but to the extent not so paid, such benefits shall remain the obligation of, and shall be paid by, the Company.

(b)	At its discretion, the Company may, in addition to or in lieu of establishing one or more grantor trusts as described in clause (a) above, take other actions to fund the benefits provided for under this Plan, but in no event shall the Company establish any funding mechanism which would result in the Plan failing to qualify as a Top Hat Plan exempt from the provisions of Parts 2, 3, and 4 of Title I of ERISA.

4.	Nonassignability. Neither a Participant nor any other person shall have any right to sell, assign, transfer, pledge, anticipate, mortgage, or otherwise encumber, hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are, expressly declared to be nonassignable and nontransferable. No part of the amount payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, nor shall such amounts or rights to such amounts be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency.

5.	Not a Contract of Employment. The terms and conditions of this Plan shall not be deemed to constitute a contract of employment between the Company and any Participant, and Participants (and Participants’ beneficiaries) shall have no rights against the Company except as may otherwise be specifically provided herein. Moreover, nothing in this Plan shall be deemed to give a Participant the right to be retained in the service of the Company or to interfere with the right of the Company to discipline or discharge any Participant at any time.

6.	Validity. If any provision of this Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal and invalid provision had never been inserted herein.

7.	Successors. The provisions of this Plan shall bind and inure to the benefit of the Company and its successors and assigns, and the Company shall require all its successors and assigns to expressly assume its obligations hereunder. The term “successors,” as used herein, shall include any corporate or other business entity which shall, whether by merger, consolidation, purchase or otherwise, acquire all or substantially all of the business and assets of the Company.

8.	Tax Withholding. The Company shall have the right to require Participants to remit to the Company an amount sufficient to satisfy federal, state, and local tax withholding requirements, or to deduct from payments made pursuant to the Plan amounts sufficient to satisfy such tax withholding requirements.

9.	Governing Law. The provisions of this agreement shall be construed and interpreted according to the laws of the State of Pennsylvania except as preempted by Federal law.

10.	Forfeiture. All benefits hereunder shall be subject to forfeiture in their entirety in the event that Participant’s employment is terminated for Cause.

IN WITNESS WHEREOF, the Company has caused the Plan, as amended and restated, to be adopted as of the Effective Date.

SUSQUEHANNA BANCSHARES, INC.

By:

Name:
Title:

Attachment 1

Special Provisions

1.	Prior Plan Members Designation: Plan Participants who have this designation shall have their Accrued Benefits determined solely by reference to the Predecessor Plan, the provisions of the Plan as in effect prior to this Amendment and Restatement (i.e., as of December 31, 2011) and without regard to contrary or alternative provisions otherwise set forth in the Plan as amended and restated.

2.	Minimum Benefit Members Designation:

Type A: Notwithstanding any other provisions, these participants shall receive a minimum benefit equal to (1) 75% of the benefit the Participant would have received under the Susquehanna Bancshares, Inc. Retirement Income Plan (the “RIP”) as in effect prior to January 1, 1998 based on the Participant’s service and compensation as defined in the RIP, without regard to IRS compensation or benefit limits, as of his or her Early Retirement Date, Normal Retirement Date or Late Retirement Date, as applicable, reduced by (2) his accrued benefit payable from the Susquehanna Bancshares, Inc. Cash Balance Pension Plan.

Type B: These participants will receive the Minimum Benefit from Type A above, plus effective January 1, 2012 part (1) above shall increase by 18% multiplied by a fraction, the numerator of which is the number of full months from the date such increase was effective to Separation from Service, and the denominator of which is the number of full months from the date such increase was effective until the date the participant will attain age 65; provided, however, that in no event shall the fraction be greater than 1. The effect of this change is to increase the participants benefit to 93% of the benefit he would have received under the Susquehanna Bancshares, Inc. Retirement Income Plan as in effect prior to January 1, 1998, and a portion between 75% and 93% if he leaves employment between January 1, 2012 and age 65, with all other terms and conditions remaining the same. The Committee shall have the discretion to waive or accelerate vesting conditions for this portion of his benefit at its discretion.

3.	Other Special Provisions:

Each Participant or Beneficiary receiving a benefit in the form of an annuity paid on a monthly basis shall receive an additional payment at the same time as the first payment of such monthly annuity that is equal to the monthly annuity payment. The effect of this is that the first payment of any monthly annuity shall generally be double the normal monthly annuity so as to provide an additional benefit that makes up for the Plan provision requiring in all cases a 30 day waiting period following Separation from Service.

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